UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT - AUGUST 3, 2006

WIRELESS AGE COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)

NEVADA	001-31338	98-0336674
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6200 Tomken Road, Unit A
Mississauga, Ontario Canada L5T 1X7
(Address of principal executive offices)

(905) 696-2850
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Table of Contents

Item 1.01:	Entry into a Material Definitive Agreement

Item 3.02:	Unregistered Sales of Equity Securities

Item 5.03:	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Item 1.01: Entry into a Material Definitive Agreement.

Preferred Stock Purchase Agreement and Warrants

On August 3, 2006, Wireless Age Communications, Inc. (the “Company”) entered into a Preferred Stock Purchase Agreement (the “Purchase Agreement”) with Barron Partners LP (the “Investor”), pursuant to which the Investor acquired Series A Preferred Shares (the “Preferred Stock”) and warrants to purchase shares of the Company’s common stock.

At the closing of the Purchase Agreement on August 3, 2006 (the “Closing”), the Company received $1,000,000 cash from the Investor and issued 7,142,900 Series A Preferred Shares and warrants to purchase 7,500,000 common shares at a purchase price of $0.25 per share (the “A Warrant”) and 7,500,000 common shares at a purchase price of $0.50 per share ( the “B Warrant” and together with the A Warrant, the “Warrants”). In the event Warrants are fully exercised, the consideration thereof together with the purchase of the Preferred Stock will generate total proceeds of $6.625 million to the Company (including amounts received to date).

The common stock issuable under the conversion terms of the Preferred Stock and the exercise of the Warrants results in an average purchase price equivalent to $0.30 per common share.

The Warrants shall remain exercisable until August 3, 2011 or until eighteen months after the effectiveness of a Registration Statement subsequent to August 3, 2006 (such eighteen months to be extended by one month for each month or portion of a month during which a Registration Statement’s effectiveness has lapsed or been suspended). The Warrants may be exercised, under certain conditions, on a cashless basis by tendering to the Company an amount of shares of Company common stock equal to the exercise price thereof.

The Warrants contain a callable feature until August 3, 2008 requiring automatic exercise at any time prior to the expiration date if the closing public market price of the Company’s common stock is equal to or in excess of the callable price of $.50 for the A Warrant, and $1.00 for the B Warrant, for a period of twenty (20) consecutive business days and there is an effective Registration Statement covering the shares of Company common stock underlying the Warrants.

The exercise prices for the Warrants shall be subject to the same proportional and percentage adjustments as the Conversion Price of the Preferred Stock, described below, in respect of the Company’s earnings per share for the fiscal years ended 2006 and 2007. The earnings per share of the Company with regard to fiscal 2006 shall be determined by reference to earnings on a pre tax fully diluted basis as reported for the audited fiscal year ended from continuing operations, including the Wireless Works division after September 30, 2006, but before any non-recurring items and effects of (i) a receivable from Midland International Corp., and (ii) the issuance of bonus shares of Company common stock which may be granted and issued to the Company’s CEO and to the President of the Company’s subsidiary mmWave Technologies Inc. (“2006 Earnings Per Share”). In respect of fiscal 2007, earnings per share of the Company shall be determined by reference to pre tax fully diluted basis as reported for the audited fiscal year ended December 31, 2007 from continuing operations including the Wireless Works division, but before any non-recurring items (“2007 Earnings Per Share”). In the event the Company sells, grants or issues any shares, options, warrants, or any instrument convertible into shares or equity in any form below the current exercise price per share of the respective Warrants, then the current exercise price per share for the Warrants shall be reduced to such lower price per share. Such reduction shall be made at the time such transaction is executed.

Purchase Agreement Covenants

The material terms of the Purchase Agreement include certain covenants by the Company (the “Covenants”). The Company has agreed to not have any borrowings of more than two and half times as much as the sum of the EBITDA from continuing operations over the past four quarters while Preferred Stock is outstanding. The Company has also agreed to significant restrictions with respect to the issuance of additional securities while any of the Preferred Stock is outstanding. The Company, at any time while the Series A Preferred Stock is outstanding, shall not issue rights, options or warrants to holders of common stock entitling them to subscribe for or purchase shares of common stock at a price per share less than the conversion value initially set at $0.14 per share of common stock, subject to adjustment, as described below.

The Covenants also place restrictions on the composition of the Company’s Board of Directors (the “Board”). Under the covenants, the Company will increase the membership of the Board to five persons. A majority of the Board must be qualified independent directors, with a majority of outside directors serving on the audit and compensation committees of the Board, within 30 days of the Closing. If anytime after 30 days from Closing the Board shall not be composed of a minimum of five directors with the majority being qualified independent directors, the Company shall be required to pay the Investor liquidated damages consisting of an amount equal to 28% of the Purchase Price per annum, payable monthly in cash or Preferred Stock at the option of the Investor. The Company’s current Board intends to appoint additional directors as soon as reasonably possible in order to comply with this covenant of the Purchase Agreement.

The Company’s use of the proceeds from the Purchase Agreement and the Warrants shall be utilized for retirement of debt, working capital and acquisitions. At the Closing, the Company paid the Investor $75,000 for reimbursement of expenses incurred in the course of due diligence.

Insiders of the Company, including officers and directors (with certain enumerated exceptions) may not sell shares of the Company for the next two years. For the next five years, the Board must unanimously approve all payments to officers, directors, employees and consultants of the Company (other than salary) as being usual, appropriate and reasonable for comparably situated individuals in comparable companies.

At or before the next annual meeting of the stockholders of the Company, the Board shall propose and submit to the holders of the Company’s common stock for approval, an amendment to the Company’s Certificate of Incorporation that provides substantially as follows:

The terms and conditions of any rights, options and warrants approved by the Board of Directors may provide that any or all of such terms and conditions may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of capital stock of the Corporation (or a designated group or groups of holders within such class or classes, including but not limited to disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended absent such consent.

Registration Rights Agreement

The Company and the Investor have entered into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which the Company has agreed to include on a registration statement, to be filed with the U.S. Securities and Exchange Commission, those shares of the Company’s common stock underlying the Preferred Stock and the Warrants. The Company must file and cause the effectiveness of the Registration Statement within 150 days and maintain the effectiveness for a minimum of two years. If the Registration Statement is not effective and maintained effective during such period, the Company will be subject to liquidated damages of 6,570 shares of Preferred Stock for each day that the Registration Statement is not effective, subject to a maximum of 3,333,333 shares of Preferred Stock. The Investor may demand at any time the registration of all of its Registrable Securities, consisting of all the shares of common stock underlying the Preferred Stock and all of the shares of common stock underlying the Warrants. The Company will also provide the Investor with piggy-back registration rights for any other registrations and priority in incidental registrations. The Company will pay all expenses related to the Registration Statement. The Company and the Investor will provide each other with mutual indemnities in respect of the Registration Statement, provided, however, The indemnification by the Investors shall be limited to Fifty Thousand ($50,000) Dollars. The Registration Rights Agreement is assignable by the Investor. The Registration Statement obligations of the Company will continue until Investor (or his assigns) no longer holds more than five percent (5%) of its shares of Registrable Securities.

Certificate of Designations

Pursuant to the terms of the Purchase Agreement, the Company filed a Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (“Certificate of Designations”) regarding the Preferred Stock with the Secretary of State of the State of Nevada.

Under the terms of the Certificate of Designations, each share of Series A Preferred Stock, par value $.001 per share, is convertible into one share of the Company’s common stock, at a conversion value initially set at $0.14 per share of common stock (the “Conversion Price”). The Investor may convert the Series A Preferred Stock at any time. No dividends shall be payable with respect to the Preferred Stock, or any other common stock of the Company while the Preferred Stock is outstanding. The Preferred Stock shall have no voting rights; however, as long as Preferred Stock is outstanding, the Company shall be restricted from taking certain actions enumerated in the Certificate of Designations. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, for each share of Series A Preferred Stock an amount equal to $0.14. A change of control of the Company may, at the discretion of the Investor (or his assigns) be treated either as a liquidation or be subject to automatic conversion.

The Conversion Price of the Preferred Stock will be subject to reduction adjustment if for the year-ended December 31, 2006 the Company earns, on a fully diluted pre-tax basis, between $0.006 and $0.012 per share from continuing operations but before non-recurring items. If the Company’s 2006 Earnings Per Share are equal to or less than $0.006 per share for the year-ended December 31, 2006, the Conversion Price will be reduced by 50%. In the event the Company’s 2007 Earnings Per Share are between $0.034 and $0.069, the Conversion Price will be subject to proportionate reduction adjustment. In the event the Company’s 2007 Earnings Per Shareare equal to or less than $0.034 per share, the Conversion Price will be reduced by 50%.

If the Company fails to comply with a conversion request of the Investor, the Company will be subject to liquidated damages for each $5,000 of conversion value of Series A Preferred Stock being converted, of $200 per trading day (increasing to $400 per trading day after three (3) trading days and increasing to $800 per trading day six (6) trading days after such damages begin to accrue) for each trading day after the share delivery date until such certificates are delivered. The Company shall also be subject to buy-in liabilities and any damages sustained by the Investor if the Company fails to deliver the conversion shares within the specified delivery date requirements. The Preferred Stock is subject to adjustment for changes in share capitalization due to stock dividends, stock splits and stock reverse-splits. This adjustment shall be calculated with respect to the Conversion Value that shall be multiplied by a fraction of which the numerator shall be the number of shares of common stock outstanding before any such event and of which the denominator shall be the number of shares of common stock outstanding after such event.

Beneficial Ownership Limitation

Except in the case of a change in control of the Company, the Investor is subject to a limitation in respect of conversion of the Series A Preferred Stock and exercise of the Warrants if such conversion and/or exercise would cause the Investor to beneficially own in excess of 4.9% of the number of shares of the common stock outstanding immediately after giving effect to such conversion.

Item 3.02: Unregistered Sales of Equity Securities.

On August 3, 2006, the Company entered into the Purchase Agreement, and thereby was granted the Preferred Stock and the Warrants as described in Item 1.01 above and incorporated herein by reference thereto.

The Company entered into the aforementioned transaction in reliance upon the exemption from securities registration afforded by Section 4(2) of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, including Rule 506 of Regulation D. The Investor has represented in the Purchase Agreement that they are an "accredited investor" (as defined in Rule 501 of Regulation D)

Item 5.03: Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Closing of the Purchase Agreement, the Company filed a Certificate of Designations regarding the Preferred Stock with the Secretary of State of the State of Nevada, as described in Item 1.01 and incorporated herein by reference thereto. In addition, the Board has agreed to propose and submit to the holders of the Company’s common stock for approval, an amendment to the Company’s Certificate of Incorporation that provides substantially as described in Item 1.01 above.

# # #

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Wireless Age Communications, Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WIRELESS AGE COMMUNICATIONS, INC.

Dated: August 9, 2006	By:	/s/ Gary N. Hokkanen
Name: Gary N. Hokkanen
Title: Chief Financial Officer